SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

  INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND
    (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934

                              NYMEX HOLDINGS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    62948N104
                                 (CUSIP Number)

                                  July 25, 2008
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

-----------

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 62948N104                                               PAGE 2 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Partners
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [ ]
                                                                  (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       817,997
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       817,997
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       817,997
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       0.9%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 3 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       1,645,162
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       1,645,162
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       1,645,162
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       1.7%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 4 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       100,790
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       100,790
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       100,790
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       0.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 5 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       2,280,146
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       2,280,146
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       2,280,146
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       2.4%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 6 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MHD Management Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       817,997
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       817,997
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       817,997
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       0.9%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                       PN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 7 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       1,645,162
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       1,645,162
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       1,645,162
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       1.7%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IA

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 8 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       2,280,146
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       2,280,146
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       2,280,146
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       2.4%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 9 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 10 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Marvin H. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 11 OF 34


 ------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stephen M. Dowicz
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 12 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Scott E. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 13 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael J. Leffell
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 14 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Timothy I. Levart
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 15 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 16 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Eric P. Epstein
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 17 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 18 OF 34


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Avram Z. Friedman
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 19 OF 34


------------------------------------------------------------------------------

(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Conor Bastable
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF             (5)    SOLE VOTING POWER
                                       0
SHARES                ________________________________________________________

BENEFICIALLY   (6)    SHARED VOTING POWER
                                       4,844,095
OWNED BY              ________________________________________________________

EACH                  (7)    SOLE DISPOSITIVE POWER
                                       0
REPORTING             ________________________________________________________

PERSON WITH    (8)    SHARED DISPOSITIVE POWER
                                       4,844,095
------------------------------------------------------------------------------
        (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                       4,844,095
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       5.1%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 62948N104                                               PAGE 20 OF 34


------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               NYMEX Holdings, Inc. (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               One North End Avenue
               World Financial Center
               New York, New York 10282

ITEM 2(a).     NAME OF PERSON FILING:

        This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

               (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

               (iii)  M. H. Davidson & Co., a New York limited partnership
                      ("CO");

               (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

               (v) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

               (vi) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

               (vii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA"); and

               (viii) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson,
                      Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

Schedule 13G
CUSIP No. 62948N104                                               PAGE 21 OF 34


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

               (i)      DKP - a New York limited partnership

               (ii)     DKIP - a Delaware limited partnership

               (iii)    CO - a New York limited partnership

               (iv)     DKIL - a British Virgin Islands corporation

               (v)      MHD - a New York limited partnership

               (vi)     DKAI - a New York corporation

               (vii)    DKIA - a Delaware limited liability company

               (viii)   Thomas L. Kempner, Jr. - United States

               (ix)     Marvin H. Davidson - United States

               (x)      Stephen M. Dowicz - United States

               (xi)     Scott E. Davidson - United States

               (xii)    Michael J. Leffell - United States

               (xiii)   Timothy I. Levart - United Kingdom & United States

               (xiv)    Robert J. Brivio, Jr. - United States

               (xv)     Eric P. Epstein - United States

               (xvi)    Anthony A. Yoseloff - United States

               (xvii)   Avram Z. Friedman - United States

               (xviii)  Conor Bastable - United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

        COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).     CUSIP NUMBER:

        62948N104

Schedule 13G
CUSIP No. 62948N104                                               PAGE 22 OF 34


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)[ ] Broker or dealer registered under Section 15 of the Act;

          (b)[ ]     Bank as defined in Section 3(a)(6) of the Act;

          (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)[ ]     Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G);

          (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)[ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

        The Principals may be deemed to beneficially own an aggregate of 4,844,095 shares as a result of their voting and dispositive power over the 4,844,095 shares beneficially owned by DKP, DKIP, DKIL and CO.

        DKIA may be deemed to beneficially own the 2,280,146 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 1,645,162 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 817,997 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares.

        A. DKP

           (a) Amount beneficially owned: 817,997

           (b) Percent of class: 0.9%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 62948N104                                               PAGE 23 OF 34


               (ii)   shared power to vote or to direct the vote: 817,997

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      817,997

        B. DKIP

           (a) Amount beneficially owned: 1,645,162

           (b) Percent of class: 1.7%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 1,645,162

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      1,645,162

        C. CO

           (a) Amount beneficially owned: 100,790

           (b) Percent of class: 0.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 100,790

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      100,790

        D. DKIL

           (a) Amount beneficially owned: 2,280,146

           (b) Percent of class: 2.4%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 2,280,146

               (iii)  sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 62948N104                                               PAGE 24 OF 34


               (iv)   shared power to dispose or to direct the disposition:
                      2,280,146

        G. MHD

           (a) Amount beneficially owned: 817,997

           (b) Percent of class: 0.9%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 817,997

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      817,997

        H. DKAI

           (a) Amount beneficially owned: 1,645,162

           (b) Percent of class: 1.7%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 1,645,162

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      1,645,162

        I. DKIA

           (a) Amount beneficially owned: 2,280,146

           (b) Percent of class: 2.4%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 2,280,146

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      2,280,146

Schedule 13G
CUSIP No. 62948N104                                               PAGE 25 OF 34


        J. Thomas L. Kempner, Jr.

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        K. Marvin H. Davidson

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        L. Stephen M. Dowicz

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        M. Scott E. Davidson

           (a) Amount beneficially owned: 4,844,095

Schedule 13G
CUSIP No. 62948N104                                               PAGE 26 OF 34


           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        N. Michael J. Leffell

           (a) Amount beneficially owned. 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        O. Timothy I. Levart

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        P. Robert J. Brivio, Jr.

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

Schedule 13G
CUSIP No. 62948N104                                               PAGE 27 OF 34


           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

         Q. Eric P. Epstein

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        R. Anthony A. Yoseloff

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        S. Avram Z. Friedman

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 62948N104                                               PAGE 28 OF 34


               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

        T. Conor Bastable

           (a) Amount beneficially owned: 4,844,095

           (b) Percent of class: 5.1%

           (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote: 4,844,095

               (iii)  sole power to dispose or to direct the disposition: 0

               (iv)   shared power to dispose or to direct the disposition:
                      4,844,095

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 4.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

Schedule 13G
CUSIP No. 62948N104                                               PAGE 29 OF 34


ITEM 10.       CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

        Each of the Reporting Persons hereby makes the following certification:

        By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 62948N104                                               PAGE 30 OF 34


                                  SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  August 4, 2008                       DAVIDSON KEMPNER PARTNERS
                                             By: MHD Management Co.,
                                             its General Partner

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INSTITUTIONAL
                                             PARTNERS, L.P.
                                             By: Davidson Kempner Advisers
                                                 Inc.,
                                             its General Partner

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             M.H. DAVIDSON & CO.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INTERNATIONAL,
                                             LTD.
                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             MHD MANAGEMENT CO.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER ADVISERS INC.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

Schedule 13G
CUSIP No. 62948N104                                               PAGE 31 OF 34


                                             DAVIDSON KEMPNER INTERNATIONAL
                                             ADVISORS, L.L.C.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Thomas L. Kempner, Jr.

                                             /s/ Marvin H. Davidson
                                             --------------------------
                                             Marvin H. Davidson

                                             /s/ Stephen M. Dowicz
                                             --------------------------
                                             Stephen M. Dowicz

                                             /s/ Scott E. Davidson
                                             --------------------------
                                             Scott E. Davidson

                                             /s/ Michael J. Leffell
                                             --------------------------
                                             Michael J. Leffell

                                             /s/ Timothy I. Levart
                                             --------------------------
                                             Timothy I. Levart

                                             /s/ Robert J. Brivio, Jr.
                                             -------------------------
                                             Robert J. Brivio, Jr.

                                             /s/ Eric P. Epstein
                                             --------------------------
                                             Eric P. Epstein

                                             /s/ Anthony A. Yoseloff
                                             --------------------------
                                             Anthony A. Yoseloff

                                             /s/ Avram Z. Friedman
                                             --------------------------
                                             Avram Z. Friedman

                                             /s/ Conor Bastable
                                             --------------------------
                                             Conor Bastable

Schedule 13G
CUSIP No. 62948N104                                               PAGE 32 OF 34

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

        The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  August 4, 2008                       DAVIDSON KEMPNER PARTNERS
                                             By: MHD Management Co.,
                                             its General Partner

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INSTITUTIONAL
                                             PARTNERS, L.P.
                                             By: Davidson Kempner Advisers Inc.,
                                             its General Partner

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             M.H. DAVIDSON & CO.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INTERNATIONAL,
                                             LTD.
                                             By: Davidson Kempner International
                                                 Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

Schedule 13G
CUSIP No. 62948N104                                               PAGE 33 OF 34


                                             MHD MANAGEMENT CO.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER ADVISERS INC.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             DAVIDSON KEMPNER INTERNATIONAL
                                             ADVISORS, L.L.C.

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             /s/ Thomas L. Kempner, Jr.
                                             --------------------------
                                             Thomas L. Kempner, Jr.

                                             /s/ Marvin H. Davidson
                                             --------------------------
                                             Marvin H. Davidson

                                             /s/ Stephen M. Dowicz
                                             --------------------------
                                             Stephen M. Dowicz

                                             /s/ Scott E. Davidson
                                             --------------------------
                                             Scott E. Davidson

                                             /s/ Michael J. Leffell
                                             --------------------------
                                             Michael J. Leffell

                                             /s/ Timothy I. Levart
                                             --------------------------
                                             Timothy I. Levart

                                             /s/ Robert J. Brivio, Jr.
                                             -------------------------
                                             Robert J. Brivio, Jr.

                                             /s/ Eric P. Epstein
                                             -------------------------
                                             Eric P. Epstein

                                             /s/ Anthony A. Yoseloff
                                             --------------------------
                                             Anthony A. Yoseloff

                                             /s/ Avram Z. Friedman
                                             --------------------------
                                             Avram Z. Friedman

Schedule 13G
CUSIP No. 62948N104                                               PAGE 34 OF 34


                                             /s/ Conor Bastable
                                             --------------------------
                                             Conor Bastable